Exhibit 99.1

FOR FURTHER INFORMATION:

Bill Hodges	Stephanie Bonestell
Chief Financial Officer	Manager, Investor Relations & Public Relations
(919) 913-1030	(919) 913-1030

POZEN REPORTS PA32540 / PA8140 UPDATES

AND FIRST QUARTER 2012 FINANCIAL RESULTS

Chapel Hill, N.C., May 1, 2012 — POZEN Inc. (NASDAQ: POZN), a pharmaceutical company committed to transforming medicine that transforms lives, today announced results for the first quarter ended March 31, 2012.

Corporate Highlights

•

POZEN announced positive top-line results from two randomized, double-blind, multi-center, pivotal Phase 3 clinical trials of PA32540, a novel, coordinated-delivery tablet of immediate-release omeprazole (40 mg) and delayed release aspirin (325 mg). Detailed results will be submitted for journal publication and presentation at a future scientific meeting.

•

These pivotal studies met their primary endpoint of significant reductions in the cumulative incidence of gastric ulcers following administration of PA32540 vs. 325 mg enteric-coated (EC) aspirin over six months.

•	These pivotal studies also met their key secondary endpoints, and reported adverse events were consistent with the trial population and the known adverse event profile of aspirin and omeprazole.

•

The Company has recently completed a Phase 1 study to assess the bioequivalence of PA32540 to enteric-coated aspirin 325 mg using acetylsalicylic acid (ASA) as the analyte as requested by the U.S. Food and Drug Administration (FDA) and believes that the results demonstrate bioequivalence between the two dosage forms. The Company will attempt to obtain the FDA’s concurrence before the New Drug Application (NDA) submission.

•

As previously disclosed in a Current Report on Form 8-K dated April 26, 2012, during a pre-submission meeting for the Company’s NDA for PA32540, the FDA suggested that the Company also seek approval for a lower dose formulation of the product containing 81 mg of enteric-coated aspirin. As a result, the company is assessing the impact on the strategy and timing of the NDA submission for PA32540. Please refer to the Form 8-K for additional information.

•

Partnership discussions for PA continue to progress. We believe that we remain on track regarding our goal to secure a partnership by year-end 2012 and have had preliminary discussions with some potential partners about the recent request to make available a lower strength of PA32540.

•

Q1 2012 net sales of VIMOVO™ (naproxen / esomeprazole magnesium) delayed-release tablets were $15.9 million, generating a royalty of $1.3 million. VIMOVO has now been approved in 50 countries and launched in 28 countries.

First Quarter Financial Results

For the first quarter of 2012, POZEN reported revenue of $1.3 million, comprised of VIMOVO™ (naproxen / esomeprazole magnesium) royalty from AstraZeneca. For the first quarter of 2011, the Company reported total revenue of $4.5 million, resulting from royalty on sales of Treximet® (sumatriptan / naproxen sodium) of $4.1 million, and $0.4 million from royalty on sales of VIMOVO.

Operating expenses for the first quarter of 2012 totaled $9.8 million, as compared to $10.2 million for the comparable period in 2011. The slight decrease in operating expenses in the first quarter of 2012 was primarily a result of the completion of the PA32540 Phase 3 studies, partially offset by higher pre-commercialization expenses for PA32540.

The Company reported a net loss of $(8.4) million, or $(0.28) per share on a diluted basis, for the first quarter of 2012, compared to net loss of $(5.7) million, or $(0.19) per share on a diluted basis, for the first quarter of 2011. The higher loss is mainly a result of lower royalty revenue subsequent to the prior year monetization of the Treximet royalty.

Balance Sheet

At March 31, 2012, cash, cash equivalents and short-term investments totaled $100.8 million. Cash and short-term investments were $119.6 million at December 31, 2011. The 2012 decrease was a result of an early January payment for the late December purchase of $5.8 million of short-term investments, payment of cash expenses, payment of accrued compensation costs of $2.2 million, payment of accrued contract costs of $2.0 million for the PA32540 studies, and a reduction in accounts payable of $1.4 million. The Company had an accounts receivable balance of $1.3 million from AstraZeneca at March 31, 2012.

Financial Outlook

In light of our recent discussions with the FDA regarding the NDA for PA32540, we are re-evaluating our financial outlook for the year, which we will update when we complete our assessment.

First Quarter Results Webcast

POZEN will host a webcast to present first quarter 2012 results and management’s outlook on Tuesday, May 1, 2012 at 11:00 a.m. (ET). The webcast can be accessed live and will be available for replay at www.pozen.com.

About POZEN

POZEN Inc. is a progressive pharmaceutical company that is transforming how the healthcare industry addresses unmet medical needs. By utilizing a unique in-source model and focusing on integrated therapies, POZEN has successfully developed and obtained FDA approval of two self-invented products in two years. Funded by these milestone/royalty streams, POZEN is now creating a portfolio of cost-effective, evidence based integrated aspirin therapies designed to enable the full power of aspirin by reducing its GI damage.

POZEN is currently seeking strategic partners to help maximize the opportunity for its portfolio assets.

The Company’s common stock is traded under the symbol “POZN” on The NASDAQ Global Market. For more detailed company information, including copies of this and other press releases, please visit www.pozen.com.

About PA

POZEN is creating a portfolio of integrated aspirin therapies — the PA product platform. The products in the PA portfolio are intended to significantly reduce GI ulcers and other GI complications compared to taking aspirin alone.

The first candidates are PA32540, containing 325 mg of aspirin, and PA8140, containing 81 mg of aspirin. Both products are a coordinated-delivery tablet combining immediate-release omeprazole (40 mg), a proton pump inhibitor, layered around pH-sensitive aspirin. This novel, patented product is administered orally once a day and an indication will be sought for use for the secondary prevention of cardiovascular disease in patients at risk for aspirin-induced ulcers.

About VIMOVO

VIMOVO™ (naproxen / esomeprazole magnesium) is a fixed-dose combination of delayed-release enteric-coated naproxen, a non-steroidal anti-inflammatory drug (NSAID), and immediate-release esomeprazole, a stomach acid-reducing proton pump inhibitor (PPI), approved for the relief of signs and symptoms of osteoarthritis, rheumatoid arthritis, and ankylosing spondylitis, and to decrease the risk of developing gastric ulcers in patients at risk of developing NSAID-associated gastric ulcers. VIMOVO is not recommended for use in children younger than 18 years of age. VIMOVO is not recommended for initial treatment of acute pain because the absorption of naproxen is delayed compared to absorption from other naproxen-containing products. Controlled studies do not extend beyond 6 months. VIMOVO should be used at the lowest dose and for the shortest amount of time as directed by your health care provider.

For Full Prescribing Information see www.vimovo.com.

About Treximet

Treximet® (sumatriptan / naproxen sodium) was approved by the U.S. Food and Drug Administration (FDA) in April 2008 for the acute treatment of migraine attacks, with or without aura, in adults. The product is formulated with POZEN’s patented technology of combining a triptan with a non-steroidal anti-inflammatory drug (NSAID) and GlaxoSmithKline’s (GSK) RT Technology™. This migraine medication contains sumatriptan, a 5-HT1 receptor agonist that mediates vasoconstriction of the human basilar artery and vasculature of human dura mater, which correlates with the relief of migraine headache. It also contains naproxen, an NSAID that inhibits the synthesis of inflammatory mediators. Therefore, sumatriptan and naproxen contribute to the relief of migraine through pharmacologically different mechanisms of action. As a result of this dual mechanism of action, Treximet has been shown to provide superior sustained pain relief compared to placebo and to both of the single mechanism of action components.

For Full Prescribing Information see www.treximet.com.

Forward-Looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on current market data and research (including third party and POZEN sponsored market studies and reports), management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or

FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products, including our dependence on AstraZeneca for the sales and marketing of VIMOVO™; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Annual Report on Form 10-K for the period ended December 31, 2011. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Financial Tables to Follow…

POZEN Inc.

Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2012	2011

Royalty revenue	$1,289,000	$4,461,692

Total revenue	1,289,000	4,461,692
Operating expenses:
Selling, general and administrative	5,647,924	4,306,647
Research and development	4,104,445	5,910,150

Total operating expenses	9,752,369	10,216,797
Other income:
Interest and other income, net	68,637	69,208

Net loss attributable to common stockholders	$(8,394,732)	$(5,685,897)

Basic net loss per common share	$(0.28)	$(0.19)

Shares used in computing basic net loss per common share	29,975,175	29,904,347

Diluted net loss per common share	$(0.28)	$(0.19)

Shares used in computing diluted net loss per common share	29,975,175	29,904,347

POZEN Inc.

Balance Sheets

(Unaudited)

	March 31,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$56,408,250	$104,990,723
Short-term investments	44,433,894	14,629,416
Accounts receivable	1,289,000	1,130,000
Prepaid expenses and other current assets	871,154	700,326

Total current assets	103,002,298	121,450,465
Equipment, net of accumulated depreciation	93,347	102,910

Total assets	$103,095,645	$121,553,375

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$857,700	$2,269,271
Payable for unsettled investment purchases	—	5,752,735
Accrued compensation	773,366	2,168,341
Accrued expenses	3,397,536	3,577,606
Accrued contract costs	—	2,029,878
Deferred revenue	257,300	257,300

Total current liabilities	5,285,902	16,055,131

Total stockholders’ equity	97,809,743	105,498,244

Total liabilities and stockholders’ equity	$103,095,645	$121,553,375

# # #